SCHEDULE 14A
                                   (RULE 14A-101)

                      INFORMATION REQUIRED IN PROXY STATEMENT
                              SCHEDULE 14A INFORMATION

            PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT of 1934 (AMENDMENT No.____)

Filed by the registrant /x/
Filed by a party other than the registrant / /

Check the appropriate box:
/ / Preliminary proxy statement.
/x/ Definitive proxy statement.
/ / Definitive additional materials.
/ / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.
/ / Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)
(2)).

                            BORG-WARNER AUTOMOTIVE, INC.
                  (Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):
/x/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee if calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:
     Fee paid previously with preliminary materials.
     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the former schedule and the date of its filing.
(1) Amount paid:
(2) Form, schedule or registration statement no.:
(3) Filing party:
(4) Date filed:

                            BORG-WARNER AUTOMOTIVE, INC.

                      NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                       Chicago, Illinois
                                                       March 26, 1999


To the Stockholders:

     The Annual Meeting of Stockholders of Borg-Warner Automotive, Inc. will be held on April 27, 1999, at 11:00 a.m. at the Company's headquarters located at 200 South Michigan Avenue, Chicago, Illinois, 60604, for the following purposes:

     1.   To elect the Class III Directors to serve for the next three years;

     2. To ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company for 1999; and

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Only stockholders at the close of business on March 15, 1999 will be entitled to vote at the meeting or any adjournment or postponement thereof.


                                   By order of the Board of Directors

                                   Laurene H. Horiszny
                                   Secretary


PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOUR VOTE IS IMPORTANT.

                            BORG-WARNER AUTOMOTIVE, INC.

                             200 South Michigan Avenue
                              Chicago, Illinois 60604

                                  PROXY STATEMENT

                                   March 26, 1999

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Borg-Warner Automotive, Inc. (the "Company") to be used at the Annual Meeting of Stockholders of the Company on April 27, 1999, to be held at the Company's headquarters at 200 South Michigan Avenue, Chicago, Illinois 60604. This Proxy Statement and accompanying form of proxy are being mailed to stockholders beginning on or about March 26, 1999. The Company's Annual Report to Stockholders for the year ended December 31, 1998 is enclosed.

     Only stockholders of record at the close of business on March 15, 1999, will be entitled to vote at the meeting. As of such date, there were 26,202,268 issued and 25,861,968 outstanding shares of Common Stock (the "Common Stock"). Each share of Common Stock entitles the holder to one vote.

     The enclosed proxy, if properly signed and returned, will be voted in accordance with its terms. Any proxy returned without specification as to any matter will be voted as to each proposal in accordance with the recommendation of the Board of Directors. You may revoke your proxy at any time before the vote is taken by delivering to the Secretary of the Company written revocation or a proxy bearing a later date, or by attending and voting at the Annual Meeting.

     The cost of solicitation of proxies will be borne by the Company. In addition to solicitation of proxies by use of the mail, proxies may be solicited by directors, officers and regularly engaged employees of the Company. Brokers, nominees and other similar record holders will be requested to forward solicitation material and will be reimbursed by the Company upon request for their reasonable out-of-pocket expenses.

     Votes cast by proxy or in person at the meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether a quorum is present. Unless otherwise indicated herein, the election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

1.  ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes. Three nominees (the "Class III Directors") are to be elected at this meeting to serve for a term of three years and until their successors are elected and qualified. Three other directors (the "Class I Directors") have terms expiring at the 2000 Annual Meeting of Stockholders and three other directors (the "Class II Directors") have terms expiring at the 2001 Annual Meeting of Stockholders. Each of the nominees for election as Class III Director is presently a director of the Company and has agreed to serve if elected. In the event that any nominee should become unavailable for election, the Board of Directors may designate a substitute nominee, in which event the shares represented by proxies at the meeting will be voted for such substitute nominee unless an instruction to the contrary is indicated on the proxy card. A plurality of votes of shares of Common Stock present in person or by proxy at the meeting is required to elect a director.

     The following table sets forth as of March 15, 1999, with respect to each nominee and each director continuing to serve, their name, age, principal occupation, the year in which they first became a director of the Company (if currently a director) and directorships in other corporations.

                              Principal Occupation
Class I Directors   Age       and Directorships

Andrew F. Brimmer
1997                72        Dr. Brimmer has been President of Brimmer &
                              Company, Inc., an economic and financial consulting firm since July, 1976. He is a Director of Airborne Express, CarrAmerica Realty
                              Corporation, BlackRock Investment Income Trust,
                              Inc. and other BlackRock funds.

James J. Kerley
1994                76        Mr. Kerley was Chairman of the Board of Rohr,
                              Inc.("Rohr"), a manufacturer of aircraft engine components from January 1993 until his retirement in December 1994. Mr. Kerley was interim President and Chief Executive Officer of Rohr from January
                              1993 until May 1993. Mr. Kerley is a Director of
                              DT Industries, Inc. and Goss Graphic Systems, Inc.

Alexis P. Michas
1993                41        Mr. Michas has been the Managing Partner since
                              1996 and a Director of Stonington Partners, Inc., an investment management firm, since 1993, and a Managing Partner and a Director of Stonington
                              Partners, Inc. II since 1994. He has been a
                              Director of Merrill Lynch Capital Partners
                              ("MLCP") since 1989 and a Consultant to MLCP since
                              1994. He was a Partner of MLCP from 1993 to 1994.
                             He was also a Managing Director of the Investment
                              Banking Division of Merrill Lynch, Pierce, Fenner
                              & Smith Incorporated ("MLPF&S") from 1991 to
                              1994.
                              He is a Director of Blue Bird Corporation,
                              Borg-Warner Security Corporation ("BW-Security"),
                              Dictaphone Corporation, Goss Graphic Systems, Inc.
                              and Packard BioScience Company.

                              Principal Occupation
Class II Directors  Age       and Directorships

Jere A. Drummond
1996                59        Mr. Drummond has been President and Chief
                              Executive Officer of BellSouth Telecommunications,
                              Inc. since January 1995 and was elected a director of BellSouth Telecommunications, Inc. in July
                              1993. He was Group President-Customer Operations from March 1991 until December 1994.

Ivan W. Gorr
1995                69        Mr. Gorr was Chairman and Chief Executive Officer
                              of Cooper Tire & Rubber Company from 1989 until his retirement in 1994. Mr. Gorr is a Director of Amcast Industrial Corporation and Arvin
                              Industries, Inc.

John F. Fiedler
1994                60        Mr. Fiedler has been Chairman of the Board since
                              March 1996 and Chief Executive Officer of the
                              Company since January 1995. He was President from
                              June 1994 to March 1996 and Chief Operating
                              Officer from June 1994 to December 1994.
                              Mr. Fiedler was Executive Vice President of The
                              Goodyear Tire & Rubber Company, in charge of the
                              North American Tire Division, from 1991 to 1994.
                              He is a Director of Dal-Tile International, Inc.
                              and Roadway Express, Inc.

                              Principal Occupation
Class III Directors Age       and Directorships

John Rau
1997                50        Mr. Rau has been President and Chief Executive
                              Officer of Chicago Title Corporation, a provider of real estate services, since January 1997.
                              FromJuly 1993 to December 1996, he was Dean of the Indiana University School of Business. Mr. Rau is also a Director of Chicago Title Corporation,
                              LaSalle National Bank, First Industrial Realty
                              Trust and Nicor, Inc.

Paul E. Glaske
1994                65        Mr. Glaske has been Chairman and Chief Executive
                              Officer since April 1992 and President since July
                              1986 of Blue Bird Corporation, a leading manufacturer of school buses, motor homes and a variety of other vehicles. Mr. Glaske is also a Director of Suntrust Bank of Middle Georgia.

William E. Butler
1997                68        Mr. Butler was Chairman of the Board and Chief
                              Executive Officer of Eaton Corporation, a global manufacturer of industrial, vehicle, construction, commercial and aerospace products, from January
                              1992 until his retirement at the end of 1995.  Mr.
                              Butler is a Director of Applied Industrial
                              Technologies, Ferro Corporation, The Goodyear Tire
                              & Rubber Company, Pitney Bowes, Inc. and U.S.
                              Industries, Inc.

Meetings of the Board of Directors and Committees

     The Board of Directors held four regular meetings and five special meetings during 1998. Messrs. Brimmer, Butler, Fiedler, Glaske, Gorr, Kerley, Michas and Rau attended at least 75% of the meetings of the Board of Directors and any committee on which they served. Mr. Drummond was unable to attend at least 75% of the meetings of the Board of Directors.

     The Board of Directors has a standing Compensation Committee, Finance and Audit Committee and Board Affairs Committee.

     The present members of the Compensation Committee are Messrs. Glaske (Chairman), Butler, Drummond and Rau. The responsibilities of the Compensation Committee include reviewing and approving executive appointments and remuneration and supervising the administration of the Company's employee benefit plans. The Compensation Committee met three times during 1998.

     The present members of the Finance and Audit Committee are Messrs. Kerley (Chairman), Brimmer, Michas and Rau. The responsibilities of the Finance and Audit Committee include: recommending to the Board of Directors the independent certified public accountants to conduct the annual audit of the books and accounts of the Company; reviewing the proposed scope of such audit and approving the audit fees to be paid; and reviewing the adequacy and effectiveness of the internal auditing, accounting and financial controls of the Company with the independent certified public accountants and the Company's financial and accounting staff. The Finance and Audit Committee met five times during 1998.

     The present members of the Board Affairs Committee are Messrs. Gorr (Chairman), Butler, Drummond and Glaske. The responsibilities of the Board Affairs Committee include making recommendations to the Board of Directors regarding: (i) Board composition and structure, (ii) the nature, duties and powers of Board committees, (iii) term of office for members, (iv) qualified persons to be nominated for election or re-election as directors,
(v) stockholders' suggestions for board nominations and (vi) the successor to the Chief Executive Officer. The Board Affairs Committee also establishes criteria for board and committee membership and evaluates Company policies relating to the recruitment of directors. The Board Affairs Committee met four times during 1998.

     In 1997, the Board adopted the Board of Directors Guidelines on Corporate Governance Issues (the "Guidelines") which set forth the Board's position on various corporate governance matters. The Guidelines, among other things, describe the responsibilities of each of the Board's Committees, certain procedures for Board meetings, the Board's policy on independent directors, and the Company's preparation for succession and management development.

     Stockholders may make suggestions for board nominations pursuant to procedures set forth in the Company's By-Laws.

Compensation of Directors

     Directors who are not employees of the Company or its subsidiaries received an annual retainer of $26,000 for service on the Board of Directors and $1,000 for each Board meeting attended. Committee members also receive $750 ($1,500 if Chairman of a committee) for each committee meeting attended.

     In addition, under the terms of the Borg-Warner Automotive, Inc. 1993 Stock Incentive Plan, as Amended (the "1993 Plan"), each director of the Company who from and after February 1, 1993, is not otherwise an employee of the Company or any of its subsidiaries or affiliates (as defined in the 1993 Plan) shall, on the third Tuesday of each year, automatically receive an annual grant of options to purchase 1,000 shares of Common Stock having an exercise price equal to the fair market value of the Common Stock at the date of grant of such option. Each director, upon joining the Board, will also receive an initial grant of options to purchase 2,000 shares of Common Stock having an exercise price equal to the fair market value of the Common Stock as of such date. All such options expire ten years after the date of grant and become exercisable in installments on the second and third anniversaries of the date of grant.

Stock Ownership

     The following table sets forth as of March 15, 1999, certain information regarding beneficial ownership of Common Stock by all entities that, to the best knowledge of the Company, beneficially owned more than five percent of the Common Stock.

                                             Number of      Percent of
Name of Beneficial Owner                     shares            class
--------------------------------             ----------     -----------
Morgan Stanley, Dean Witter, Discover & Co.  1,823,343(a)        7.8%
1585 Broadway
New York, NY 10036

Sound Shore Management, Inc.                      1,610,100(b)        6.1%
8 Sound Shore Drive
Greenwich, CT 06836

Franklin Mutual Advisers, Inc.                    1,785,600 (c)       7.6%
51 John F. Kennedy Parkway
Short Hills, NJ 07078

(a) Pursuant to a Schedule 13G/A dated February 10, 1999, Morgan Stanley, Dean Witter & Co. indicated that it had shared voting power with respect to 1,482,043 shares and shared dispositive power with respect to 1,823,343 shares and Morgan Stanley Dean Witten Investment Management Limited, indicated that it had shared voting power with respect to 1,207,603 shares and shared dispositive power with respect to 1,511,903 shares.

(b) Pursuant to a Schedule 13G dated January 22, 1999, Sound Shore Management, Inc. indicated that it had sole voting power with respect to 1,437,500 shares, voting power with respect to 41,100, and sole dispositive power with respect to 1,610,100 shares.

(c) Pursuant to a Schedule 13G dated January 27, 1999, Franklin Mutual Advisers, Inc. indicated that it had sole dispositive and sole voting power with respect to 1,785,600 shares.

     The following table sets forth as of March 15, 1999 certain information regarding beneficial ownership of Common Stock by the Company's directors and executive officers named in the Summary Compensation Table and by all directors and executive officers as a group.

                         Amount(a) and Nature     Percent of
Name of Beneficial Owner (b) of Stock Ownership   class
------------------------      -------------       -----------
John F. Fiedler                    112,920        *
Gary P. Fukayama                   56,135         *
Fred M. Kovalik**                  12,035         *
Ronald M. Ruzic                    59,603         *
Robert D. Welding                  21,404         *
Andrew F. Brimmer                  1,600          *
William E. Butler                  500            *
Jere A. Drummond                   900            *
James J. Kerley                    5,500          *
Paul E. Glaske                     9,500          *
Ivan W. Gorr                       4,500          *
Alexis P. Michas                   30,885         *
John Rau                           2,000          *
All directors and executive
 officers of the Company
 (19 persons)                      431,338        1.7%

*Represents less than one percent.
** Mr. Kovalik retired from the Company effective March 1, 1999.

(a) Includes the following number of shares issuable upon the exercise of options within the next 60 days: 33,000 for Mr. Fiedler; 38,700 for Mr. Fukayama; 37,500 for Mr. Ruzic; 8,200 for Mr. Welding; 1,000 for Dr. Brimmer; 500 for Mr. Drummond; 4,500 for Mr. Kerley; 3,500 for Mr. Gorr; 4,500 for Mr. Glaske; and 216,100 for all directors and executive officers of the Company.

(b) Includes all shares with respect to which each officer or director directly, or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct voting of such shares or to dispose or to direct the disposition of such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's executive officers, directors and greater than 10% stockholders file certain reports with respect to beneficial ownership of the Company's equity securities. Based on information provided to the Company by each director and executive officer, the Company believes all reports required to be filed in 1998 were timely filed, except that Mr. Fiedler reported one transaction late on Form 5/A.

Executive Compensation

     The following table shows, for the years ending December 31, 1998, 1997 and 1996, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for these years, to the Company's Chief Executive Officer and the other persons who were serving as executive officers at December 31, 1998.

                                         SUMMARY COMPENSATION TABLE
                                                       Long-Term
                                                       Compensation
                                                       Awards(b)
                                                       -----------
Name and                             Other Annual   Securities All Other
Principal        Annual Compensation Compensation   Underlying LTIPCompensation
Position    Year Salary($) Bonus($)     ($)(a)      Options(#) Payouts($)(c)
-------------- ---- -------- --------- ---- ----  ------------ -------------
John F. Fiedler1998 $500,000  $245,549  $0        75,000    $610,143  $109,117
Chairman and   1997 $472,500  $552,528  $0        6,000     $961,748  $96,530
Chief Executive1996 $450,000  $428,828  $377,500(d)10,000   $0        $51,158
  Officer

Gary P.Fukayama1998 $315,489  $249,472  $111,125       0    $215,345  $41,984
Executive Vice 1997 $306,300  $155,319  $372,460 (d)(e)0    $339,441  $35,783
President      1996 $271,238  $199,600  $4,820 (e)     0    $0        $32,126

Fred M. Kovalik1998 $254,307  $ 28,377  $0             0    $215,345  $38,746
Executive Vice 1997 $246,900  $245,600  $596,750 (d)   0    $339,441  $34,330
President      1996 $246,300  $177,940  $0             0    $0        $25,450

Ronald M. Ruzic1998 $268,070  $287,522  $0             0    $215,345  $75,179
Executive Vice 1997 $249,792  $210,360  $0             0    $339,441  $69,326
President      1996 $231,000  $192,170  $600,469 (d)   0    $0        $41,049

Robert D.
 Welding       1998 $224,717  $128,392  $0             0    $61,527   $35,854
 Executive Vice1997 $200,000  $164,217  $113,594 (d)   0    $96,983   $38,189
 President     1996 $168,779  $118,913  $0             0    $0        $20,305
/TABLE

(a) Excludes certain non-cash benefits that are deemed compensation for federal income tax purposes. These non-cash benefits are provided by the Company to its executive officers and include group term life insurance and automobiles. The net cost to the Company of such benefits during 1996, 1997, or 1998 did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for each named executive officer.

(b) No restricted stock awards or long-term incentive plan payouts were made in 1996, 1997, or 1998.

(c) Includes amounts contributed by the Company on behalf of the named executive officers during 1996, 1997 and 1998 pursuant to the provisions of the Borg-Warner Automotive, Inc. Retirement Savings Plan and credits made pursuant to the Borg-Warner Automotive, Inc. Retirement Savings Excess Benefit Plan.

(d)  Represents gain on stock option exercise(s).

(e) Represents gross-up to cover taxes incurred for relocation expense reimbursement.

Stock Options

     The following table sets forth information with respect to the named executive officers concerning grants of stock options made during 1998 and concerning unexercised options held as of December 31, 1998.

                                                       Potential Realizable
          Number of % of Total                         Value at Assumed
          Securities     Options                       Annual Rates of Stock
          Underlying     Granted        Exercise       Price Appreciation for
          Options        to Employees   Price     Expiration    Option Term
Name     Granted(#)(a)   in Fiscal Year ($/Sh)    Date      5%($)     10%($)
----- ----------     ------------   --------  --------  --------   ---------
John F.
 Fiedler  75,000   31.0%      $54.438   1/27/08   $2,567,659     $6,506,952
Gary P.
 Fukayama      0    0.0%      $0.000    n.a.      $0             $0
Fred M.
 Kovalik       0    0.0%      $0.000    n.a.      $0             $0
Ronald M.
  Ruzic        0    0.0%      $0.000    n.a.      $0             $0
Robert D.
Welding        0    0.0%      $0.000    n.a.      $0             $0
/TABLE

(a) Options granted in 1998 are exercisable starting 24 months after the grant date, with 50% of the shares covered thereby becoming exercisable at that time and with the remaining 50% of the option shares becoming exercisable on the third anniversary date. The options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment.

     The following table sets forth information with respect to the named executive officers concerning the exercise of stock options during 1998 and concerning unexercised options held at December 31, 1998.

          Shares                   Number of Securities     Value of Unexercised
          Acquired                 Underlying Unexercised   In-the-Money Options
          on Exercise Value        Options at FY-End(#)     at FY-End($)(b)
Name        (#) Realized($)ExercisableUnexercisable(a)Exercisable Unexercisable
-------   ---------- -----------   ---- ------     ------------   -----------
John F. Fiedler  0       $0        25,000 86,000         $767,658       $412,692
Gary P. Fukayama 2,000   $111,125  38,700   0              $1,335,841     $ -
Fred M. Kovalik  0       $0        0        0              $ -            $ -
Ronald M. Ruzic  3,000   $168,844  37,500   0              $1,290,415     $ -
Robert D. Welding0       $0        8,200    0              $277,547       $ -
/TABLE

(a) Represents shares that could not be acquired by the named executive officer as of December 31, 1998 and that become exercisable based upon the satisfaction of certain periods of employment.

(b) Represents the difference between the exercise price and the share price of Common Stock as of December 31, 1998.

Long Term Incentive Plans

     The following table sets forth information with respect to the named executive officers concerning long-term incentive plan awards made during 1998 pursuant to the Company's Executive Stock Performance Plan.

                         Performance
                         or Other
               Number    Period         Estimated Future Payouts
               of Shares Until             under Non-Stock
               Units or  Maturation     Price-Based Plans(c)
               Rights    or        Threshold Target    Maximum
Name           (#)(a)    Payout(b) ($)       ($)       ($)
-----------    -------   --------  --------  --------  ----------
John F. Fiedler     595  36 months 148,750   595,000   1,041,250
Gary P. Fukayama    300  36 months 75,000    300,000   525,000
Fred M. Kovalik     210  36 months 52,500    210,000   367,500
Ronald M. Ruzic     300  36 months 75,000    300,000   525,000
Robert D. Welding   210  36 months 52,500    210,000   367,500
All executive officers,
  as a group (10)   2,065 36 months 516,250  2,065,000 3,613,750
All employees, who
  are not executive
  officers (3)      240   36 months 60,000   240,000   420,000

(a)  Performance units with an initial value of $1,000 per unit.

(b) The performance period for the 1998-2000 cycle is January 1, 1998 through December 31, 2000.

(c) Payouts under the Company's Executive Stock Performance Plan are based upon the percentile rank of the total stockholder return of the Company among the total stockholder returns of a peer group of companies. Total stockholder return is based on a formula relating to market price appreciation of the Company's common stock and dividend return as compared to the peer group companies' stock market price appreciation and dividend returns.

Employment Agreements

     The Company has entered into an employment agreement, effective January 1, 1998 (the "Agreement"), with Mr. Fiedler which provides, among other things, for Mr. Fiedler's full-time employment until December 30, 2002 at an annual salary of not less than $500,000. Subject to the terms and conditions of the Agreement, Mr. Fiedler will be eligible for annual performance bonuses and awards under the Company's Executive Stock Performance Plan at target levels no less than those set for 1997. In addition, the Company granted Mr. Fiedler a Non-Qualified Stock Option, subject to the provisions of the 1993 Plan and the terms and conditions of a Non-Qualified Stock Option Agreement, to purchase from the Company 75,000 shares of Common Stock at the fair market value per share on January 27, 1998, such option to be exercisable for the entire 75,000 shares on December 30, 2002.

     In addition, subject to the terms and conditions of the Agreement, and a non-negotiable full recourse Promissory Note dated January 30, 1998 (the "Note"), the Company has loaned Mr. Fiedler $2 million to be used exclusively for the purchase of the Company's Common Stock. The entire loan, including all accumulated interest, will be forgiven by the Company if Mr. Fiedler remains employed by the Company through December 30, 2002 or as of earlier termination by reason of death, "disability," or involuntary termination other than for "cause." The Note will also be forgiven in the event of a "Change of Control" as defined below.

     The Company has entered into Change of Control Employment Agreements (the "Change of Control Employment Agreements") with each of the named executive officers. Below is a general description of certain terms and conditions of the Change of Control Employment Agreements.

     In the event of a "Change of Control" of the Company followed within three years by (1) the termination of the executive's employment for any reason other than death, disability, or "Cause" or (2) the termination of the executive's employment by the executive for "Good Reason", the Change of Control Employment Agreements provide that the executive shall be paid a lump sum cash amount equal to three times the executive's annual base salary and recent average bonus, and a lump sum cash amount equal to three times the Company's retirement contributions which would have been made on behalf of the executive in the first year after termination of employment. In addition, the executive is entitled to continued employee welfare benefits for three years after termination of employment.

     "Change of Control" means (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) of beneficial ownership of 20% or more of either (i) the then outstanding shares of Common Stock of the Company or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, (b) a change in the majority of the Board, or (c) a major corporate transaction, such as a merger, sale of substantially all of the Company's assets or a liquidation, which results in a change in the majority of the Board or a majority of stockholders.

     "Cause" means the willful and continued failure of the executive to perform substantially the executive's duties or the willful engaging by the executive in illegal conduct or gross misconduct materially injurious to the Company.

     "Good Reason" means the diminution of responsibilities, assignment to inappropriate duties, failure of the Company to comply with compensation or benefit provisions, transfer to a new work location more than 35 miles from the executive's previous work location, a purported termination of the Change of Control Employment Agreement by the Company other than in accordance with the Change of Control Employment Agreement, or failure of the Company to require any successor to the Company to comply with the Change of Control Employment Agreement.

     Mr. Fiedler's Change of Control Employment Agreement was amended effective January 30, 1998 to provide that the Note would be forgiven with respect to all outstanding principal and accumulated interest thereon in the event of his termination of employment by reason of a Change of Control, death or disability, as defined in the Change of Control Employment Agreement. The amendment to the Employment Agreement further provides that if Mr. Fiedler's employment is terminated for Cause or if he voluntarily terminates employment other than for Good Reason, the outstanding principal and accumulated interest thereon under the Note will become immediately due and payable in full.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings by reference, including this Proxy Statement, in whole or in part, the following Compensation Committee Report on Executive Compensation and Performance Graph shall not be incorporated by reference into any such filings.

Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Board of Directors is responsible for setting and administering the policies that govern base salary, annual bonus, long-term incentives and stock ownership programs for the executive officers of the Company.

Overall Policy

     The Company's executive compensation program is designed to link executive compensation to corporate performance. To this end, the Company has developed an overall compensation strategy and specific compensation plans that tie executive compensation to the Company's success in meeting specified performance goals. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve goals that support the Company's business strategy, to link executive and stockholder interests through equity-based plans, and to provide a compensation package that is based on individual performance as well as overall business results.

     The Compensation Committee reviews the Company's executive compensation program annually. The review includes a comparison of current total compensation levels (including base salary, annual bonus and long-term incentives) to those provided in similar companies in the durable manufacturing sector that have total sales in the range of one billion to three billion dollars, with data being collected from several prominent executive compensation surveys (the "Compensation Surveys"). In addition to the Compensation Surveys, the Compensation Committee also considers the compensation reported for executives by the companies included in a peer group of automotive companies(the "Peer Group Companies"). Financial results of the Peer Group Companies are used to compare shareholder returns on the performance graph. The Compensation Committee may adjust compensation levels based upon information obtained from the Compensation Surveys and the Peer Group Companies.

     The Compensation Committee determines the compensation of the five most highly compensated corporate executives, reviews the policies and philosophy set for the next level of key executives (approximately 160), and evaluates and recommends to the Board of Directors all long-term incentive plans. This process is designed to ensure congruity throughout the executive compensation program. In reviewing the individual performance of the executives whose compensation is detailed in this proxy statement (other than Mr. Fiedler), the Compensation Committee takes into account the views of Mr. Fiedler.

     The key elements of the Company's executive compensation program are base salary, annual bonus and long-term incentives which consist of stock options, Company stock and cash compensation. The Compensation Committee's policies with respect to each of these elements, including the basis for the compensation awarded to Mr. Fiedler, the Company's CEO during 1998, are discussed below.

Base Salary

     Annual salary adjustments are determined by the Compensation Committee by examining each executive officer's current responsibilities, the executive officer's individual and business unit performance, and by comparing the executive officer's current base salary to competitive median salaries as reported in the Compensation Surveys and by the Peer Group Companies.

     Mr. Fiedler was CEO of the Company in 1998. The Compensation Committee considered the scope and complexity of Mr. Fiedler's position, the Company's performance during the preceding year, his prior salary, and the median salaries paid for similar positions as reported in the Compensation Surveys and by the Peer Group Companies. Sales growth, profitability, and achievement of strategic business objectives were among the factors considered in determining the performance of the Company. Mr. Fiedler received a base salary of $500,000 during 1998, which represents an increase of 5.8% over the previous year. He also received a grant of 75,000 stock options.

Annual Bonus

     The Company's executive officers are eligible participants in an annual cash bonus plan. Performance objectives are established at the beginning of each year for the Company and each of its business units. The performance objectives are based on the increase in value of the Company or business unit over the prior year. Value is determined by a formula taking into account the current earning power of the Company or business unit as well as cash flow.

     Eligible executives are assigned threshold, target and maximum bonus levels. For those executive officers responsible for the entire Company, 100% of their bonus opportunity is based on the increase in value for the Company; for those executive officers responsible for a business unit, 30% of the bonus opportunity is based on the increase in value for the Company, and 70% is based on the increase in value for the business unit. If the threshold level of these performance measures is not met, no bonus is paid.

     Executive officers are also eligible for an additional bonus payment under the carryover feature of the annual bonus plan (the "Carryover Bonus"). The Compensation Committee believes that the Carryover Bonus encourages a longer term perspective while continuing to reward participants for the achievement of annual goals. Carryover Bonus allows participants in the bonus plan to earn -- over a two year period -- any bonus opportunity which was not attained during the current Plan Year. Executives can earn the balance of the unattained bonus opportunity whenever cumulative value targets are achieved during the subsequent two years. No Carryover Bonus from a prior year is earned if the threshold level of performance for the current year is not achieved.

     The potential annual total cash compensation (base salary plus bonus) for each executive officer is targeted at the 65th percentile of annual total cash compensation levels for similar positions as reported by comparable companies in the Compensation Surveys. Carryover Bonus from prior years may increase the annual bonus opportunity of the executive officers above the target level.

     Although annual bonuses depend primarily on the achievement of performance objectives as described above, the Compensation Committee may adjust bonus measures and awards based on other financial or non-financial actions that the Compensation Committee believes will benefit long-term stockholder value.

     In 1998, the increase in value of the Company resulted in a bonus payout in between the threshold opportunity and the target opportunity. As a result Mr. Fiedler earned a $245,549 cash bonus for the year; there was no Carryover Bonus opportunity in 1998. Mr. Fiedler's target total cash (i.e., base salary and target bonus) compensation plan for 1998 was near the 50th percentile of total cash compensation for CEOs as reported in the Compensation Surveys.

Long-term Incentive Plans

Stock Options

     The Company uses stock options to align the interests of executives with those of the stockholders and to motivate the executives to continue the long-term focus required for the Company's future success. Executives are granted stock awards based on their level of responsibility for the management and growth of the Company and individual contribution. Current base salary and annual incentive opportunity, as well as size and timing of previous stock awards, are also considered when determining stock awards.

     All stock options are granted at no less than the fair market value of the stock on the date of grant. The number of shares awarded to each executive officer is determined by an analysis of median competitive data provided in the Compensation Surveys. The analysis is based on the Company's current stock price and the projected stock price appreciation rate.

     The gains on stock options granted by the Company are exempt from the provisions of Section 162(m) of the Internal Revenue Code (the "Code") which limit the tax deductibility of compensation in excess of one million dollars.

     As noted above, Mr. Fiedler received a grant of 75,000 options in 1998. None of the other named executive officers received an option grant in 1998.

Executive Stock Performance Plan

     The Borg-Warner Automotive, Inc. Executive Stock Performance Plan is a long-term incentive plan for selected top executives including the named executive officers. It is designed to provide competitive payouts at the end of a three year period relative to how well the Company performs against the Peer Group Companies in terms of total shareholder return ("TSR"). The Compensation Committee believes that the Executive Stock Performance Plan will help to focus key senior executives on the long-term overall value of the Company to the investor community.

     The award levels under the Executive Stock Performance Plan are targeted to pay at approximately the 65th percentile of total direct compensation (as reported by the Compensation Surveys) for 65th percentile TSR performance relative to the TSR performance of the Peer Group Companies.

     Payments made under this plan are exempt from the provisions of Section 162(m) of the Code which limit the tax deductibility of compensation in excess of one million dollars.

     This plan is administered by a committee which consists solely of two or more "outside directors" as defined by Section 162(m) of the Code and the regulations thereunder.

     For the period between January 1, 1996 to December 31, 1998, the Company's TSR performance was at the 68th percentile of the TSR performance of the Peer Group Companies. As a result, Mr. Fiedler earned an award of $610,143.

     For the period between January 1, 1997 to December 31, 1999, Mr. Fiedler has a target award of 595 performance units at a value of $1,000 per unit. Depending upon the performance of the Company, Mr. Fiedler's final award can range from $0 if the Company's TSR performance is below the 25th percentile of the TSR performance of the Peer Group Companies to $1,041,250 if the Company's TSR performance is at the 90th percentile(or higher)of the TSR performance of the Peer Group Companies.

     For the period between January 1, 1998 to December 31, 2000, Mr. Fiedler has a target award of 595 performance units at a value of $1,000 per unit. Depending upon the performance of the Company, Mr. Fiedler's final award can range from $0 if the Company's TSR performance is below the 25th percentile of the TSR performance of the Peer Group Companies to $1,041,250 if the Company's TSR performance is at the 90th percentile(or higher)of the TSR performance of the Peer Group Companies.

Other

     Compensation subject to the one million dollar limitation on deductibility under Section 162(m) of the Code was not paid in 1998 to any of the named executive officers.

     The Compensation Committee will periodically review the executive compensation plans of the Company to determine their compliance with Section 162(m)of the Code. The Compensation Committee may, however, recommend that compensation that is non-deductible be paid to executive officers when such compensation is deemed in the best interest of shareholders.

Compensation Committee

Paul E. Glaske, Chairman
William E. Butler     Jere A. Drummond     John Rau

Performance Graph

                       Comparison of Cumulative Total Return
          Among Company, Industry Index, Peer Group, and S&P 500 Index(1)

[data points]            1993    1994     1995    1996      1997      1998
Borg-Warner Automotive(2)100.0   91.69   119.38   146.15    199.94    217.09
SIC Code Index (3)       100.0   84.47    92.66   114.33    147.69    147.18
Peer Group Index (4)     100.0   84.06   100.35   117.62    150.46    200.04
S&P 500 Index (5)        100.0  101.32   139.40   171.41    228.59    293.92


(1) Assumes $100 invested on August 13, 1993; assumes dividends reinvested for period of August 13, 1993 through December 31, 1998.

(2) BWA--Borg-Warner Automotive, Inc. (As compiled by Media General Financial Services of Richmond, VA).

(3) SIC Code 3714--Motor Vehicle Parts & Accessories (As compiled by Media General Financial Services of Richmond, VA).

(4) Peer Group--Consists of the following companies: Arvin Industries, Inc., Cummins Engine, Inc., Dana Corporation, Detroit Diesel Corporation, Eaton Corporation, Ford Motor Company, General Motors Corporation, Johnson Controls, Inc., Lear Seating Company, LucasVarity PLC, Magna International, Inc. Class A, Mark IV Industries, Inc., Mascotech, Inc., Modine Manufacturing Co., SPX Corporation, Timken Company, Tower Automotive, Inc. and TRW, Inc. (As compiled by Media General Financial Services of Richmond,
     VA).

(5) S&P 500--Standard & Poor's 500 Total Return Index (As compiled by Media General Financial Services of Richmond, VA).

Certain Relationships and Related Transactions

     On January 30, 1998, the Company loaned Mr. Fiedler $2 million for the exclusive purpose of Mr. Fiedler purchasing the Company's Common Stock. The loan is evidenced by a non-negotiable full recourse promissory note (the "Note"), which matures on December 30, 2002 (the "Maturity Date"). The Note accrues interest at the rate of 5.84% per annum, compounded semiannually, on the unpaid balance until paid. In the event of Mr. Fiedler's voluntary termination of employment with the Company prior to the Maturity Date (other than upon his "disability") or his involuntary termination of employment with the Company prior to the Maturity Date for "cause," Mr. Fiedler will be obligated to prepay his entire obligation under the Note within ten days. The entire obligation under the Note will be forgiven if Mr. Fiedler remains employed by the Company through December 30, 2002 or as of earlier termination by reason of death, "disability," or involuntary termination other than for "cause." The Note will also be forgiven in the event of a "Change of Control" as defined in the Change of Control Employment Agreement.

     As part of a recapitalization, BW-Security distributed all of the outstanding Common Stock of the Company to BW-Security's stockholders of record as of January 22, 1993 in the Spin-Off. In connection with the Spin-Off, the Company and BW-Security entered into certain agreements, including, but not limited to, a Distribution and Indemnity Agreement (the "Distribution Agreement"), and a Service Agreement. The terms of such agreements were approved by the Board of Directors of the Company.

     The Distribution Agreement provides for, among other things, the principal corporate transactions required to effect the Spin-Off and certain other agreements governing the relationship between the Company and BW-Security with respect to or in consequence of the Spin-Off. Subject to certain exceptions, the Distribution Agreement provides for certain cross-indemnities designed principally to place financial responsibility for the liabilities of BW-Security and its subsidiaries with BW-Security, and financial responsibility for the liabilities of the Company, or related to its automotive business, with the Company.

     The Service Agreement provides that the Company will sublease office space from BW-Security until May 31, 1999 (or, if earlier, the expiration or termination of BW-Security's current lease), with the amounts payable under such sublease to be equal to 50% of the rent and common overhead expenses payable by BW-Security related to its lease of the premises. In 1998, such amounts paid to BW-Security aggregated approximately $309,400.

     The Company has agreed to indemnify BW-Security (but not its stockholders) against any liability resulting from any transaction after the date of the Spin-Off involving the stock or assets, or any combination thereof, of the Company or any of its subsidiaries which causes the Spin-Off to fail to qualify as tax-free under Section 355 of the Code.

2.  RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors proposes that the stockholders approve the selection by the Finance and Audit Committee of Deloitte & Touche LLP to serve as the Company's independent auditors for the 1999 fiscal year. The Board of Directors anticipates that representatives of Deloitte & Touche LLP will be present at the meeting to respond to appropriate questions, and will have an opportunity, if they desire, to make a statement.

     The Board of Directors recommends a vote FOR the appointment of Deloitte & Touche LLP as the independent auditors and your proxy will be so voted unless you specify otherwise.

                                 OTHER INFORMATION

     The Company has no reason to believe that any other business will be presented at the Annual Meeting, but if any other business shall be presented, votes pursuant to the proxy will be cast thereon in accordance with the discretion of the persons named in the accompanying proxy.

     Stockholder proposals which are intended to be presented at the 2000 Annual Meeting pursuant to SEC Rule 14a-8 must be received by the Company on or before November 21, 1999, for inclusion in the proxy statement relating to that meeting.

     A stockholder who intends to present business at the 2000 Annual Meeting other than pursuant to Rule 14a-8 must comply with the requirements set forth in the Company's By-Laws. Among other things, to bring business before an annual meeting, a stockholder must give written notice to the Secretary of the Company no less than 60 days and not more than 90 days prior to the first anniversary of the preceding year's annual meeting. Therefore, for stockholder proposals other than pursuant to Rule 14a-8, the Company must receive notice no sooner than January 28, 2000, and no later than February 27, 2000.

     The Company will furnish, without charge, to each person whose proxy is being solicited, upon request of such person, one copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the Securities and Exchange Commission. Requests for copies of such report should be directed to the Investor Relations and Communications Department, 200 South Michigan Avenue, Chicago, Illinois 60604.

                                        BORG-WARNER AUTOMOTIVE, INC.

                            [BORGWARNER AUTOMOTIVE LOGO]

          This Proxy is Solicited by the Board of Directors in Connection
                      With the Annual Meeting of Stockholders

                                11:00 A.M. (C.S.T.)

                                   April 27, 1999

                        PLACE: Borg-Warner Automotive, Inc.
     200 South Michigan Avenue
     Chicago, Illinois 60604

PROXY: LAURENE H. HORISZNY and VINCENT M. LICHTENBERGER and each of them, are hereby appointed by the undersigned as attorneys and proxies with full power of substitution, to vote all the shares of Common Stock held of record by the undersigned on March 15, 1999 at the Annual Meeting of Stockholders of Borg-Warner Automotive, Inc. Or at any adjournment(s) of the meeting, on each of the items on the reverse side and in accordance with the directions given therein.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE
PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY
--------------------------------------------------------------------------------
1.Election of three Class III Directors: William E. Butler, Paul E. Glaske, John Rau

     FOR all nominees         WITHHOLD AUTHORITY
     listed above (except) as to vote for all nominees
     marked to the contrary)       listed

     / /                           / /

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

2. Ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company for 1999.

     FOR       AGAINST   ABSTAIN

     / /       / /       / /

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     IF NO CHOICE IS SPECIFIED, this Proxy will be voted "FOR" the election of all listed nominees, and "FOR" proposal 2 in accordance with the recommendations of a majority of the Board of Directors.

Date----------------, 1999
Signature-----------------
Signature-----------------

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.